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                                                                      EXHIBIT 99



NEWS RELEASE                                             [WILLIAMS COMPANY LOGO]

NYSE:WMB

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Date:    March 1, 1999


Contact: Jim Gipson               Rick Rodekohr              Richard George
         Media                    Investor relations         Investor relations
         (918) 573-2111           (918) 573-2087             (918) 573-3679
         JGIPSON@FIN.TWC.COM      Rrodekohr@fin.twc.com      RGEORGE@FIN.TWC.COM




 WILLIAMS ANNOUNCES AUDITED 1998 INCOME ADJUSTED FROM JANUARY'S UNAUDITED REPORT

         TULSA - The Williams Companies, Inc., today reported audited 1998 net income of $127.5 million, or 28 cents per share on a diluted basis. Last month, Williams reported unaudited 1998 net income of $140.7 million, or 31 cents per share on a diluted basis.

         Jack D. McCarthy, chief financial officer, said the company's additional review and its annual audit process resulted in the previously announced 1998 pre-tax income being adjusted downward by $21.2 million.

         He said segment profit at Williams Energy Services' marketing and trading unit was reduced by $12.8 million after additional review of information from a new wholesale natural gas information system and after adjusting several natural gas liquids inventory and exchange positions.

         McCarthy said Communications Solutions, 70 percent owned by Williams, recorded additional pre-tax charges of $12.1 million for provisions for uncollectable accounts receivable and for expenses not previously recorded.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, provides a full range of traditional and leading-edge communications and energy services and is the nation's largest-volume transporter of natural gas. Williams information is available at www.twc.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.